Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Senesco Technologies, Inc. on Form S-3 (333-125299) of our report dated August 10, 2006, except for Note 14 as to which the date is October 11, 2006 on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2006 and for each of the three fiscal years for the period then ended, appearing in this Annual Report on Form 10-K for the year ended June 30, 2006.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 13, 2006